Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), is entered into as of this 2nd day of March, 2020, by, between and among Leaf of Faith Beverage, Inc., a Oklahoma corporation (“LOFB”), Boon Industries, Inc., a Oklahoma corporation (“BOON”), and Leaf of Faith Beverage MergerSub, Inc., Inc., a Oklahoma corporation (“LFBMSUB”).

WHEREAS, LOFB is a Corporation organized and existing under the laws of the State of Oklahoma and has an authorized capital of Five Hundred Fifty Million (550,000,000) shares of stock, of which Five Hundred Twenty-Nine Million Nine Hundred Ninety-Nine Thousand (529,999,000) shares are designated as Common Stock, having a par value of $.0001 per share (the “LOFB Common Stock”), and Twenty Million One Thousand (20,001,000) shares are designated as Preferred Stock, having a par value $.0001 per share, of which Twenty Million (20,000,000) shares are further designated “Series A Preferred Stock and One Thousand (1,000) shares are designated as “Series B Preferred Stock”, a par value $.0001 per share, of which Three Hundred Six Thousand Six Hundred Eighty-One (306,681) shares of LOFB Common Stock are issued and outstanding of which there are Three Hundred Seventeen Thousand Five Hundred (317,500) shares of “Series A Preferred Stock” are issued and outstanding and of which One Thousand (1,000) shares of “Series B Preferred Stock” are issued and outstanding; and

WHEREAS, BOON is a Corporation organized and existing under the laws of the State of Oklahoma and has an authorized capital Five Hundred Fifty Million (550,000,000) shares of stock, of which Five Hundred Twenty-Nine Million Nine Hundred Ninety-Nine Thousand (529,999,000) shares are designated as Common Stock, having a par value of $.0001 per share (the “LOFB Common Stock”), and Twenty Million One Thousand (20,001,000) shares are designated as Preferred Stock, having a par value $.0001 per share, of which Twenty Million (20,000,000) shares are further designated “Series A Preferred Stock and One Thousand (1,000) shares are designated as “Series B Preferred Stock”, a par value $.0001 per share, wherein a total of One Thousand (1,000) common shares are issued and outstanding and no shares of Preferred Stock are issued and outstanding; and

WHEREAS, LFBMSUB is a Corporation organized and existing under the laws of the State of Oklahoma and has an authorized capital Five Hundred Fifty Million (550,000,000) shares of stock, of which Five Hundred Twenty-Nine Million Nine Hundred Ninety-Nine Thousand (529,999,000) shares are designated as Common Stock, having a par value of $.0001 per share (the “LOFB Common Stock”), and Twenty Million One Thousand (20,001,000) shares are designated as Preferred Stock, having a par value $.0001 per share, of which Twenty Million (20,000,000) shares are further designated “Series A Preferred Stock and One Thousand (1,000) shares are designated as “Series B Preferred Stock”, a par value $.0001 per share, wherein a total of One Thousand (1,000) common shares are issued and outstanding and no shares of Preferred Stock are issued and outstanding; and

WHEREAS, the respective Boards of Directors of LOFB, BOON, and LFBMSUB have determined that it is advisable and in the best interests of each of such corporations that they reorganize into a holding company structure pursuant to Section 1081(g) of the General Corporation Law of the State of Oklahoma (“OGCL”), under which BOON would survive as the holding company (as successor issuer only), by the merger of LOFB, with and into LFBMSUB (surviving constituent corporation), and with each holder of shares of LOFB Stock owing an equal number of shares of BOON Stock which formerly represented the holder’s shares of LOFB Stock; and

WHEREAS, under the respective Certificates of Incorporation of LOFB BOON, the BOON Stock has the same designations, rights and powers and preferences, and the qualifications, limitations, and restrictions thereof, as the LOFB Stock which will be exchanged therefore pursuant to the holding company reorganization; and

WHEREAS, the Certificate of Incorporation and Bylaws of BOON, as the holding company, at the time of the merger contain provisions identical to the Certificate of Incorporation and Bylaws of LOFB immediately prior to the merger, other than the differences permitted by the OGCL; and

WHEREAS, the Certificate of Incorporation of LFBMSUB is identical to the Certificate of Incorporation of LOFB immediately prior to the merger, other than differences permitted by the OGCL, pursuant to this Merger Agreement; and

WHEREAS, the Boards of Directors of LOFB, BOON, and LFBMSUB have approved this Merger Agreement, shareholder approval not being required pursuant to Section 1081(9) of the OGCL; and

WHEREAS, the parties hereto intend that the reorganization contemplated by this Merger Agreement shall constitute a tax-free reorganization pursuant to Section 368(a)(1) of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, LOFB, BOON, and LFBMSUB hereby agree as follows:

1)       Merger. LOFB shall be merged with and into LFBMSUB (the “Merger”), and LFBMSUB shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”). The Merger shall become effective upon the date and time of filing an executed copy of this Merger Agreement with the Secretary of State of the State of Oklahoma in accordance with Section 1081(g) of the OGCL (the “Effective Time”).

2)       Succession. At the Effective Time, the separate corporate existence of LOFB shall cease, and LFBMSUB shall succeed to all of the assets and property (whether real, personal or mixed), rights, privileges, franchises, immunities and powers of LOFB, and LFBMSUB shall assume and be subject to all of the duties, liabilities, obligations and restrictions of every kind and description of LOFB, including, without limitation, all outstanding indebtedness of LOFB, all in the manner and as more fully set forth in Section 1081(g) of the OGCL.

3)       Directors. The Directors of LOFB immediately preceding the Effective Time shall be the Directors of the Surviving Corporation and BOON at and after the Effective Time until their successors are duly elected and qualified.

4)       Officers. The officers of LOFB immediately preceding the Effective Time shall be the officers of the Surviving Corporation and BOON at and after the Effective Time, to serve at the pleasure of the Board of Directors of BOON.

5)       Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

a)     each share of LOFB Stock issued and outstanding immediately prior to the Effective Time shall represent one (1) fully paid and non-assessable share of BOON Stock as the successor issuer;

b)     each share of LOFB Stock held in the treasury of LOFB immediately prior to the Effective Time shall be cancelled and retired;

c)     each convertible note, namely that certain convertible note dated December 12, 2109 in the amount of $150,000 issued to V Group, Inc. and that certain promissory note dated December 10, 2019 in the amount of $110,000 issued to La Jolla IPO, Inc., and each option, warrant, purchase right, unit debenture or other security of LOFB convertible into shares of LOFB Stock shall become convertible into the same number of BOON Stock as such security would have received if the security had been converted into shares of BOON Stock immediately prior to the Effective Time, and BOON shall reserve for purposes of the exercise of such options, warrants, purchase rights, units, debentures or other securities an equal number of shares of BOON Stock as LOFB had reserved; and

d)     each share of BOON Stock issued and outstanding in the name of LOFB immediately prior to the Effective Time shall be cancelled and retired and resume the status of authorized and unissued shares of BOON Stock.

6)       Other Agreements. At the Effective Time, BOON shall assume any obligation of LOFB to deliver or make available shares of LOFB Stock under any agreement or employee benefit plan not referred to in Paragraph 5 herein to which LOFB is a party. Any reference to LOFB Stock under any such agreement or employee benefit plan shall be deemed to be a reference to LOFB Stock and one share of BOON Stock shall be issuable in lieu of each share of LOFB Stock required to be issued by any such agreement or employee benefit plan, subject to subsequent adjustment as provided in any such agreement or employee benefit plan.

7)       Further Assurances. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of LOFB such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate, advisable or necessary in order to vest, perfect or conform, of record or otherwise, in the Surviving Corporation, the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of LOFB, and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of LOFB or otherwise, to take any and all such action and to execute and deliver any and all such deeds and other instruments.

8)       Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior thereto represented shares of LOFB Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of BOON Stock as thesuccessor issuer, as the case may be, into which the shares of LOFB Stock represented by such certificates have been converted as herein provided and shall be so registered on the books and records of BOON and its transfer agent. The registered owner of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to BOON or its transfer agent, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of BOON Stock, as the case may be, evidenced by such outstanding certificate on the sharesheld prior to the reorganization provided for herein. BOON is a successor issuer only and there is no new issuance of stock under this Reorganization.

9)       Amendment. The parties hereto, by mutual consent of their respective boards of directors, may amend, modify, or supplement this Merger Agreement prior to the Effective Time.

10)       Compliance with Section 1081lg) of the OGCL. Prior to the Effective Time, the parties hereto will take all steps necessary to comply with Section 1081(g) of the OGCL, including without limitation, the following:

11)       Certificate of Incorporation and Bylaws of BOON. At the Effective Time, the Certificate of Incorporation and Bylaws of BOON shall be in the form of the Certificate of Incorporation and Bylaws of LOFB, as in effect immediately prior to the Effective Time.

12)       Directors of BOON. At the Effective Time, the Directors of LOFB immediately prior to the Effective Time shall be the Directors of BOON until their successors are elected and qualified.

13)       Filings. Prior to the Effective Time, the Surviving Corporation shall cause a certified copy of this Agreement to be executed and filed with the Oklahoma Secretary of State. Prior to the Effective Time, to the extent necessary to effectuate any amendments to the certificates of incorporation of the Surviving Corporation and BOON contemplated by this Agreement, each of the Surviving Corporation and BOON shall cause to be filed with the Oklahoma Secretary of State such certificates or documents required to give effect thereto.

14)       Termination. This Merger Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, at any time prior to the Effective Time, whether before or after approval of this Merger Agreement by the respective Board of Directors of LOFB, BOON, and LFBMSUB, by action of the Board of Directors of LOFB if it determines for any reason, in its sole judgment and discretion, that the consummation of the Merger would be inadvisable or not in the best interests of LOFB and its stockholders.

15)       Counterparts. This Merger Agreement may be executed in one or more counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

16)       Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement.

17)       Governing Law. This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

IN WITNESS WHEREOF, LOFB, BOON, and LFBMSUB have caused this Merger Agreement to be executed and delivered as of the date first above.

LEAF OF FAITH BEVERAGE, INC.

/s/ Mike Schatz

Mike Schatz, President, CEO,
Secretary Treasurer and Director

BOON INDUSTRIES, INC.

/s/ Mike Schatz

Mike Schatz, President, CEO,
Secretary Treasurer and Sole Director

LEAF OF FAITH BEVERAGE MERGERSUB, INC.

/s/ Mike Schatz

Mike Schatz, President, CEO,
Secretary Treasurer and Sole Director

EXHIBIT A

Board of Director Resolutions